EXHIBIT 99.D

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Management's Discussion & Analysis of Financial Condition and Results of
Operations
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INTRODUCTION

The following discussion is provided to assist readers of the consolidated financial statements in understanding the operating performance of Horizon Bancorp, Inc. (Horizon). For a more complete understanding, reference is made to the consolidated financial statements, notes to the consolidated financial statements and other information presented elsewhere in this report.

Horizon Bancorp, Inc. is a multi-bank holding company headquartered in Beckley, West Virginia. Its banking subsidiaries are Bank of Raleigh, First National Bank in Marlinton, Greenbrier Valley National Bank, National Bank of Summers of Hinton and The Twentieth Street Bank. Horizon's subsidiaries engage in community banking activities which provide financial and trust services to individuals and commercial customers primarily in Cabell, Fayette, Greenbrier, Lincoln, Pocahontas, Raleigh, Summers, and Wayne counties of West Virginia.

Throughout the following discussion, dollars are expressed in thousands, except per share data.

                                                                                            TABLE 1
                                                                              FIVE-YEAR SELECTED FINANCIAL SUMMARY
                                                            ---------------------------------------------------------------------
                                                                 1997           1996          1995           1994          1993
                                                            ---------------------------------------------------------------------
OPERATING RESULTS:
   Interest income                                           $   76,370      $ 73,639      $ 70,618      $ 62,231      $ 61,029
   Interest expense                                              31,321        29,270        27,600        21,689        23,189
   Net interest income                                           45,049        44,369        43,018        40,542        37,840
   Provision for loan losses                                      2,402         3,334         2,505         2,264         2,337
   Noninterest income                                             5,897         5,350         4,997         3,857         4,176
   Noninterest expense                                           27,229        29,084        28,021        27,161        25,838
   Provision for income taxes                                     7,488         6,150         6,007         4,849         4,345
   Net income                                                    13,827        11,151        11,482        10,125         9,496
PER SHARE OF COMMON STOCK (1):
   Earnings per share- Basic                                 $     1.49      $   1.20      $   1.23      $   1.09      $   1.02
   Earnings per share- Diluted                               $     1.49      $   1.20      $   1.23      $   1.09      $   1.02
   Dividends declared                                              0.75          0.62          0.53          0.49          0.47
   Book value                                                     12.38         11.76         11.23          9.98          9.56
   Weighted average shares outstanding - Basic                    9,254         9,296         9,298         9,306         9,306
   Weighted average shares outstanding - Diluted                  9,278         9,308         9,301         9,306         9,306
AVERAGE BALANCE SHEET SUMMARY:
   Total loans                                               $  669,467      $621,227      $597,857      $552,202      $509,008
   Investment securities                                        230,123       253,307       242,281       252,023       275,019
   Total assets                                                 967,200       942,448       917,008       870,779       854,794
   Deposits                                                     805,834       803,824       787,803       751,773       742,729
   Equity                                                       111,801       105,793        98,890        90,873        85,966
BALANCES AT YEAR-END:
   Total assets                                              $1,020,281      $947,068      $942,902      $882,606      $864,017
   Total loans                                                  728,239       633,984       620,570       582,206       531,026
   Investment securities                                        215,418       248,664       256,202       237,266       270,009
   Earning assets                                               957,692       885,103       881,447       824,822       813,683
   Deposits                                                     841,307       797,996       805,581       762,619       748,798
   Shareholders' equity                                         114,022       109,411       104,383        92,892        88,943
KEY FINANCIAL RATIOS:
   Average equity to average assets                               11.56%        11.23%        10.78%        10.44%        10.06%
   Return on average assets                                        1.43%         1.18%         1.25%         1.16%         1.11%
   Return on average equity                                       12.37%        10.54%        11.61%        11.14%        11.05%
   Efficiency ratio                                               53.45%        58.50%        58.36%        61.17%        61.50%
   Dividends declared as a percent of net income                  50.34%        51.67%        43.09%        44.95%        46.08%
   Average total loans to average deposits                        83.08%        77.28%        75.89%        73.45%        68.53%
ASSET QUALITY:
   Nonperforming loans to total loans                              1.01%         1.13%         1.26%         1.01%         1.81%
   Nonperforming assets to total assets                            0.78%         0.81%         0.89%         0.79%         1.23%
   Allowance for loan losses to nonperforming loans              143.40%       133.54%       109.27%       138.75%        75.93%
   Allowance for loan losses as a percent of total loans           1.44%         1.52%         1.37%         1.40%         1.37%

(1) Earnings per share for years prior to 1997 have been restated to comply with Statement of Financial Standards No. 128, Earnings Per Share.

EARNINGS SUMMARY

Horizon earned $13,827 for the year ended December 31, 1997, as compared to $11,151 and $11,482 for the years ended December 31, 1996 and 1995, respectively. Basic and diluted earnings per share were $1.49 in 1997, an increase of 24.2% from the $1.20 earned in 1996, following a 2.4% decrease in 1996 from the $1.23 earned in 1995. The increase in 1997 earnings is characterized by enhanced revenue streams, controlled expenses, a reduction in the provision for loan losses, and the absence of the nonrecurring acquisition related charges incurred in 1996.


                           DILUTED EARNINGS PER SHARE


                 1993        1994      1995      1996      1997
                 ----        ----      ----      ----      ----
                $1.02       $1.09     $1.23     $1.20     $1.49



Return on average assets (ROA) measures how effectively Horizon uses its assets to produce net income while return on average equity (ROE) measures income earned compared with the amount of shareholders' investment in Horizon. For the year ended December 31, 1997, Horizon's ROA improved to 1.43%, compared to 1.18% and 1.25% for the years ended December 31, 1996 and 1995. For the year ended December 31, 1997, Horizon's ROE also improved to 12.37%, compared to 10.54% and 11.61% for the years ended December 31, 1996 and 1995. ROA and ROE both increased in 1997 due to higher net income and a growing balance sheet, exclusive of acquisition-related nonrecurring charges of $1,230 incurred in 1996. ROA was 1.31% and ROE was 11.70% in 1996, up 4.8% and 0.8%, respectively when compared to 1995.

Management is not aware of any trends, events or uncertainties that will affect the results of operations. There are no regulatory recommendations, which if implemented, would negatively impact the results of Horizon.


                            RETURN ON AVERAGE ASSETS

                 1993        1994      1995      1996      1997
                 ----        ----      ----      ----      ----
                 1.11%       1.16%     1.25%     1.18%     1.43%


                            RETURN ON AVERAGE EQUITY

                 1993        1994      1995      1996      1997
                 ----        ----      ----      ----      ----
                11.05%      11.14%    11.61%    10.54%    12.37%

NET INTEREST INCOME

Interest income generated by earning assets less interest expense incurred to fund the earning assets or net interest income is Horizon's largest component of earnings. Net interest income is influenced by the volume and relative yield on earning assets and cost of interest bearing liabilities and the relative sensitivity of such assets and liabilities to changes in interest rates. Interest income and net interest income are presented and discussed on a fully tax-equivalent basis, as indicated in Table 2. The "taxable-equivalent basis" adjustment has been included in interest income at a tax rate of 35.0% in 1997, 1996 and 1995.

Net interest income was $47,326 in 1997, an increase of 3.0% over 1996 following a 3.4% increase in 1996 from the 1995 level. In 1997, $2,817 of the increase in interest income was attributable to an increase in the volume of earning assets while $387 was due to changes in interest rates on those assets. As a result, total interest income increased by $3,198 in 1997 over 1996. The increase in volume for 1997 was due primarily to higher lending volume caused by the favorable economic environment in Horizon's market area. The expense of funding these assets, interest expense, increased $1,818 in 1997 to $31,088, primarily due to the introduction of new products and an increase in pricing of existing products, both due to competitive pressures. In 1996, an increase in the interest rate environment increased the rate component of total interest income $657 and interest expense $1,388 over 1995. In 1996, earning asset volume increased total interest income by $2,519, due primarily to higher lending volume caused by the favorable economic environment in Horizon's market area. Likewise, the increasing rate environment in Horizon's market caused depositors to move funds from savings deposits to certificates of deposit creating a corresponding increase in interest expense. In addition, a significant increase of volume from new customers contributed to the increase in interest expense.

On a tax-equivalent basis, net interest margin was strong at 5.2% in 1997, 1996 and 1995. As shown in Table 2, Horizon's net interest margin has remained virtually unchanged over the past three years. This has been accomplished through active asset/liability management of core deposits, which tend to reprice more slowly than interest earning assets.

Average interest earning assets increased $19,189 or 2.2% during 1997 and $28,101 or 3.3% during 1996. Average interest bearing liabilities increased $13,740 or 1.9% in 1997 and $8,301 or 1.2% in 1996. Average total loans increased 7.8% during 1997, compared to an increase of 3.9% during 1996. As previously noted, these increases are representative of current economic activity and efforts by management to extend its market share. The 1997 increase in average total loans has been partially funded through increased average interest bearing deposits. Horizon has attracted additional certificates of deposits while holding rates at levels comparable to 1996. Average federal funds sold have decreased due to Horizon's strong loan demand. The liquidity of federal funds allows management to quickly utilize these assets to fund loans.

Average short-term borrowings, which are principally repurchase agreements and federal funds purchased, increased $10,318 or 47.5% in 1997 following an average balance increase of $1,786 or 9.0% in 1996.

Table 2 summarizes the composition of average interest earning assets and average interest bearing liabilities, along with the related income or expense and the weighted average yield or cost of such funds. Table 3 summarizes changes in interest income and expense by rate and volume.

                                                                             TABLE 2
                                                                       NET INTEREST MARGIN
                                      --------------------------------------------------------------------------------------
                                                  1997                        1996                         1995
                                      --------------------------------------------------------------------------------------
                                        AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/  YIELD/
                                        BALANCE   EXPENSE   COST    BALANCE   EXPENSE    COST    BALANCE   EXPENSE   COST
                                      --------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
   Federal funds sold                   $  8,130   $   419    5.2%  $ 13,997   $   810    5.8%   $ 20,292  $  1,157    5.7%
   Investment securities:
     Taxable(3)                          166,727    10,835    6.5    200,584    12,579    6.3     197,495    12,185    6.2
     Tax exempt (1)                       63,396     4,923    7.8     52,723     4,112    7.8      44,786     3,623    8.1
                                      --------------------------------------------------------------------------------------
        Total investment securities      230,123    15,758    6.8    253,307    16,691    6.6     242,281    15,808    6.5

   Total loans (1)(2)                    669,467    62,237    9.3    621,227    57,715    9.3     597,857    55,075    9.2
                                      --------------------------------------------------------------------------------------
           Total earning assets and
                    interest income      907,720    78,414    8.6    888,531    75,216    8.5     860,430    72,040    8.4
Noninterest earning assets:
   Cash and due from banks                33,270                      28,372                       27,607
   Premises and equipment                 16,754                      16,929                       16,321
   Other assets                           19,802                      17,732                       21,149
   Less: Allowance for loan losses       (10,346)                     (9,116)                      (8,499)
                                        --------                    --------                     --------
                       Total assets     $967,200                    $942,448                     $917,008
                                        ========                    ========                     ========

LIABILITIES & SHAREHOLDERS'
EQUITY
Interest bearing liabilities:
   Demand deposits                      $133,255   $ 3,810    2.9%  $137,227   $ 3,700    2.7%   $126,843   $ 3,558    2.8%
   Savings deposits                      171,628     5,276    3.1    201,723     6,592    3.3     208,899     6,435    3.1
   Certificates of deposit               386,704    20,603    5.3    349,215    18,132    5.2     345,908    16,876    4.9
                                      --------------------------------------------------------------------------------------
             Total interest bearing
                           deposits      691,587    29,689    4.3    688,165    28,424    4.1     681,650    26,869    3.9

Short-term borrowings                     32,039     1,399    4.4     21,721       846    3.9      19,935       731    3.7
                                      --------------------------------------------------------------------------------------
             Total interest bearing
                    liabilities and
                   interest expense      723,626    31,088    4.3    709,886    29,270    4.1     701,585    27,600    3.9
                                                   --------------             ---------------               ----------------
Noninterest bearing liabilities:
   Demand deposits                       114,247                     115,659                      106,153
   Other                                  17,526                      11,110                       10,380
                                        --------                    --------                     --------
                  Total liabilities      855,399                     836,655                      818,118
Shareholders' equity                     111,801                     105,793                       98,890
                                        --------                    --------                     --------
              Total liabilities and
               shareholders' equity     $967,200                    $942,448                     $917,008
                                        ========                    ========                     ========
Net interest income                                $47,326                     $45,946                      $44,440
                                                   =======                     =======                      =======
Spread                                                        4.3%                        4.4%                         4.5%
                                                             ====                       =====                         ======
Net interest margin                                           5.2%                        5.2%                         5.2%
                                                             ====                       =====                         ======


(1) Fully taxable equivalent using 35% in 1997 and 1996 and 1995.
(2) Nonaccrual loans are included in average balances.
(3) Average balances of available-for-sale securities are stated at fair value.

                                                                                               TABLE 3
                                                                                         RATE/VOLUME ANALYSIS
                                                                  ------------------------------------------------------------------
                                                                            1997 VS. 1996                    1996 VS. 1995
                                                                          DUE TO CHANGE IN                 DUE TO CHANGE IN
                                                                    VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                                                  ------------------------------------------------------------------
Federal funds sold                                                  $  (310)   $   (81)    $ (391)   $  (367)  $     20    $  (347)
Securities:
   Taxable                                                           (2,187)       443     (1,744)       194        200        394
   Tax-exempt                                                           829        (18)       811        626       (137)       489
                                                                  ------------------------------------------------------------------
                                    Total investment securities      (1,358)       425       (933)       820         63        883
Total loans                                                           4,485         37      4,522      2,066        574      2,640
                                                                  ------------------------------------------------------------------
                                          Total interest income       2,817        381      3,198      2,519        657      3,176

Demand deposits                                                        (109)       219        110        276       (134)       142
Savings deposits                                                       (942)      (374)    (1,316)      (236)       393        157
Certificates of deposit                                               1,987        484      2,471        170      1,086      1,256
Short-term borrowings                                                   441        112        553         72         43        115
                                                                  ------------------------------------------------------------------
                                         Total interest expense       1,377        441      1,818        282      1,388      1,670
                                                                  ------------------------------------------------------------------
                                            Net interest income      $1,440       $(60)    $1,380     $2,237    $  (731)    $1,506
                                                                  ==================================================================

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income has been and will continue to be an important factor in Horizon's profitability enhancement efforts. Management continually evaluates ways to increase noninterest income. As shown in Table 4, noninterest income increased by $547 or 10.2% in 1997 compared to 1996. The 1997 increase reflects growth of $506 or 14.7% in service charges and fees. Service charges increased due to higher deposit balances coupled with increased transactions subject to service charges.

Noninterest income increased in 1996 by $353 or 7.1% due partly to increases in service charges and fees, higher trust income and growth in other income. Service charges and fees increased due to higher deposit balances related to branch purchases from a local bank. Trust income increased due to growth of trust assets. Other income increased due to gains recognized on the sale of other real estate owned and increased insurance commissions.

                                                                                               TABLE 4
                                                                                          NONINTEREST INCOME
                                                                  ------------------------------------------------------------------
                                                                                        YEAR ENDED DECEMBER 31
                                                                       1997         1996         1995         1994         1993
                                                                  ------------------------------------------------------------------
Service charges and fees                                              $3,938        $3,432       $3,256       $2,816       $2,526
Trust income                                                             921           923          887          834          744
Investment securities (losses)gains                                      (18)          (79)        (131)        (533)          87
Other                                                                  1,056         1,074          985          740          819
                                                                  ------------------------------------------------------------------
                                                          Total       $5,897        $5,350       $4,997       $3,857       $4,176
                                                                  ==================================================================

NONINTEREST EXPENSE

Just as management strives to effect change that will enhance noninterest income, it continues to evaluate operations to improve efficiency and reduce operating costs. Noninterest expense decreased $1,855 or 6.4% for the year ended December 31, 1997 and increased $1,063 or 3.8% for the year ended December 31, 1996.

Salaries and employee benefits decreased $33 or 0.3% during 1997 after an increase of $311 or 2.5% during 1996. The salary expense remained fairly consistent from 1996 to 1997 due to nonrecurring severance costs for displaced employees in 1996 and normal salary increases in 1997. For the year ended December 31, 1997, net occupancy expense and equipment expense increased $572 or 15.8% compared to 1996. The increase in net occupancy expense is primarily due to nonrecurring maintenance and repair items. Equipment expense increased as a result of expenses related to the migration of affiliate banks to Horizon's wide area network and conversion to a more efficient communication software linking the company to its outside data processor. Both projects will enhance future earnings by improving customer service to all locations as well as improving the efficiency of internal processes. In 1996, net occupancy and equipment expenses decreased $198 or 5.2%.

Outside data processing expense was virtually unchanged in 1997, increasing $73 or 3.7% from 1996. In 1996, outside data processing increased $10 or 0.5% over 1995.

Deposit insurance and assessments remained relatively stable in 1997 and 1996 after the FDIC lowered the premium for insured deposits.

Advertising expense decreased $52 or 8.9% in 1997 from 1996. In 1996, advertising decreased $173 from 1995. These reductions were due to management's efforts to control expenses.

Other operating expense decreased $2,499 or 25.0% during 1997 compared to an increase of $2,088 or 26.4% during 1996. The decreased expenses in 1997 are partially due to $1.5 million of non-recurring charges related to acquisition costs in 1996. The remaining decrease is due to management's efforts to control these expenses.

                                                                                            TABLE 5
                                                                                       NONINTEREST EXPENSE
                                                             -----------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31
                                                                  1997          1996          1995           1994          1993
                                                             -----------------------------------------------------------------------
Salaries and employee benefits                                   $12,845       $12,878       $12,567        $11,941       $11,918
Net occupancy and equipment                                        4,196         3,624         3,822          3,145         2,832
Outside data processing                                            2,069         1,996         1,986          1,795         1,582
Federal deposit insurance                                             95            11           986          1,811         1,851
Advertising                                                          533           585           758            760           712
Other                                                              7,491         9,990         7,902          7,709         6,943
                                                             -----------------------------------------------------------------------
                                                     Total       $27,229       $29,084       $28,021        $27,161       $25,838
                                                             =======================================================================

IMPACT OF YEAR 2000

Management has initiated a Company-wide program to assess the need to modify or replace all or portions of its information systems to enable the proper processing of transactions relating to the Year 2000 and beyond. Most of Horizon's core data and item processing systems, telecommunication systems, auxiliary and critical support system services are contracted through major nationally prominent vendors. Primary exposure for Horizon resides in its dependence upon these third party providers for services. Horizon has initiated formal communications with all of its significant outside vendors and suppliers to determine the extent to which Horizon's systems are vulnerable to these third parties' ability to remediate their own Year 2000 issues. Management anticipates completing its analysis during 1998 and to be Year 2000 compliant by December 31, 1998. There is no guarantee that the systems of other companies on which Horizon systems rely will be converted timely and would not have an adverse effect on Horizon's systems. Until a complete analysis of the various alternatives available to the Company is completed, an estimate of the total cost of the Year 2000 project cannot be made. However, management's current assessment is that the overall cost to Horizon of compliance with Year 2000 issues will be immaterial. The costs of the Year 2000 project and the date on which Horizon believes it will be Year 2000 compliant are based upon management's best estimates utilizing numerous assumptions of future events and third party vendor modifications.


INCOME TAXES

Horizon's effective tax rate is defined as applicable income taxes expressed as a percentage of income before income taxes. The effective tax rate was 35.1% in 1997, 35.5% in 1996, and 34.3% in 1995. The decrease in the effective tax rate during 1997 compared to 1996 reflects a decrease in nondeductible acquisition costs and an increase in tax-exempt interest income. Refer to Note 10 in Notes to Consolidated Financial Statements for more information concerning income taxes.

                                                                                            TABLE 6
                                                                                     APPLICABLE INCOME TAXES
                                                             -----------------------------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31
                                                                  1997          1996          1995           1994          1993
                                                             -----------------------------------------------------------------------
Income before income taxes                                       $21,315       $17,301       $17,489        $14,974       $13,841
Applicable income taxes                                            7,488         6,150         6,007          4,849         4,345
Effective tax rate                                                  35.1%         35.5%         34.3%          32.4%         31.4%

QUARTERLY RESULTS

The results of operations for the first three quarters of 1997 have been disclosed in quarterly reports to shareholders. Note 17 of the Notes to Consolidated Financial Statements provides summarized, unaudited financial data on a quarterly basis.

For the fourth quarter of 1997, net income totaled $3,546. These results represented an increase of $577 or 19.4% from the net income of $2,969 in the fourth quarter of 1996. Diluted earnings per share for the quarter were $0.38, up 18.8% from $0.32 for the fourth quarter of 1996.

When compared with the fourth quarter of 1996, Horizon's fourth quarter 1997 results reflected higher net interest income, higher noninterest income, and lower noninterest expense. Net interest income totaled $11,532 in the fourth quarter of 1997, an increase of $244 or 2.2% from the net interest income total of $11,228 in the fourth quarter of 1996. These improvements are a result of management's efforts to enhance revenue streams, control expenses, and maintain a net interest margin of 5.2%

BALANCE SHEET ANALYSIS

LOANS

Horizon's loan portfolio is its largest earning asset and approximated 71.4% of total assets at December 31, 1997 and 66.9% at December 31, 1996. Total loans were $728,239 at December 31, 1997, an increase of $94,255 or 14.9% from the December 31, 1996 total of $633,984. This follows an increase of $13,414 or 2.2% in 1996 from December 31, 1995. The loan-to-deposit ratio continued its upward trend in 1997, ending the year at 86.6%. This ratio was 79.4% and 77.0% at December 31, 1996 and 1995, respectively.

Commercial loans comprised 31.9% of total loans at December 31, 1997 and 34.5% at December 31, 1996. Commercial loans have increased $13,362 or 6.1% from $218,714 at December 31, 1996 to $232,076 at December 31, 1997. Real estate construction, primarily commercial real estate, loans made up 1.0% of outstanding loans at December 31, 1997 compared to 1.3% at December 31, 1996. This percentage remains steady as generally positive economic conditions continue in Horizon's market area.

Residential real estate loans comprised 37.1% of total loans at December 31, 1997 and 36.0% at December 31, 1996. At December 31, 1997, residential real estate loans totaled $270,149 and represented an increase of $41,702 or 18.3% from the previous year-end. Approximately $15.1 million of the increase is due to an acquisition in 1997. During the twelve months ended December 31, 1996, residential real estate loans increased $1,071 or 0.5%.

Consumer loans totaled $219,736 at December 31, 1997 or 30.2% of total loans. This represented an increase of $40,978 or 22.9% from the December 31, 1996 total of $178,758. Consumer loans are borrowings of individuals for automobiles and household and other personal purposes. The increase is due to the acquisition of an institution in 1997 adding approximately $4.8 million in consumer loans as well as overall growth of the bank. At December 31, 1996, consumer loans decreased $6,039 or 3.3% from December 31, 1995. The primary reason for the decrease was due to increased competition for consumer loans and Horizon's reluctance to reduce underwriting standards to book loans. Credit card loans, included in consumer loans, totaled $15,626 at December 31, 1997. This represented an increase of $852 or 5.8% from $14,774 at December 31, 1996.

                         AVERAGE LOANS/AVERAGE DEPOSITS

                      1993 ....................... 68.53%
                      1994 ....................... 73.45%
                      1995 ....................... 75.89%
                      1996 ....................... 77.28%
                      1997 ....................... 83.08%

                                                                                               TABLE 7
                                                                                       SUMMARY OF LOANS BY TYPE
                                                                  ------------------------------------------------------------------
                                                                       1997         1996         1995         1994         1993
                                                                  ------------------------------------------------------------------
Commercial                                                           $232,076      $218,714     $203,524     $178,798     $164,302
Real estate - construction                                              6,278         8,065        4,873        7,013        9,266
Real estate - mortgage                                                270,149       228,447      227,376      226,567      204,778
Consumer loans                                                        225,642       185,099      192,052      174,530      157,894
                                                                  ------------------------------------------------------------------
                                                    Gross loans       734,145       640,325      627,825      586,908      536,240
Unearned income                                                        (5,906)       (6,341)      (7,255)      (4,702)      (5,214)
                                                                  ------------------------------------------------------------------
                                                    Total loans       728,239       633,984      620,570      582,206      531,026
Allowance for loan losses                                             (10,517)       (9,607)      (8,522)      (8,153)      (7,301)
                                                                  ------------------------------------------------------------------
                                                      Net loans      $717,722      $624,377     $612,048     $574,053     $523,725
                                                                  ==================================================================

During the normal course of business, Horizon's subsidiary banks offer certain financial products to their customers to aid them in meeting their requirements for liquidity and credit enhancement. These products are accounted for as contingent liabilities and, accordingly, they are not reflected in the loan balances until the commitment is funded. These commitments include letters of credit and lines of credit, which are made under various conditions. See Note 14 of the Notes to Consolidated Financial Statements for additional information.

Horizon's lending policy provides guidelines for personnel to follow in their lending activities and presents a consistent philosophy for credit decisions. Horizon's loan policy confines loans to local customers and presents certain restrictions for making out-of-market loans. Horizon's loan portfolio is considered diversified within the market areas it serves. No particular group of loans currently exceeds 10% of total loans.

Maturity ranges of loans are detailed in Table 8. The repayment amounts shown are reported in the maturity category based on contractual terms. Rollover of loan balances is not material.

                                                                                               TABLE 8
                                                                                       MATURITY RANGES OF LOANS
                                                                  ------------------------------------------------------------------
                                                                      YEAR OR         AFTER ONE        DUE AFTER
                                                                        LESS        THROUGH FIVE       FIVE YEARS         TOTAL
                                                                  ------------------------------------------------------------------
Commercial                                                             $128,373          $62,289         $ 41,414         $232,076
Real estate - construction                                                3,828            1,043            1,407            6,278
Real estate - mortgage                                                   37,111           52,726          180,312          270,149
Consumer loans                                                           40,406          152,774           26,556          219,736
                                                                  ------------------------------------------------------------------
                                                    Total loans        $209,718         $268,832         $249,689         $728,239
                                                                  ==================================================================

Loans with a predetermined interest rate due after one year            $307,914
Loans with a floating interest rate due after one year                 $210,607

INVESTMENT SECURITIES

At December 31, 1997, investment securities totaled $215,418 and declined $33,246 or 13.4% from $248,664 at December 31, 1996. From December 31, 1996 to
December 31, 1997, U.S. Treasury and federal agency securities declined $22,287 or 14.4%, obligations of states and political subdivisions decreased $950 or 1.5%, other securities decreased $4,534 or 31.3% and mortgage-backed securities declined $5,475 or 36.1%. U.S. Treasury and federal agency securities have traditionally represented a substantial portion of the securities portfolio. At December 31, 1997, U.S. Treasury and federal agency securities were $132,552 or 61.5% of the portfolio total and at December 31, 1996, comprised $154,839 or 62.3% of total investment securities. The changes in the investment categories represents Horizon's efforts to maximize interest income from its investment portfolio.

The investment portfolio decreased $7,538 or 2.9% from December 31, 1995 to December 31, 1996 to fund loan growth.

Investment securities provide a source of liquidity along with opportunities to manage the yield on earning assets. They are also used for pledging of public deposits. The U.S. Treasury and federal agency securities are highly rated and a portion of this portfolio is frequently used for pledging of public funds or securities sold under agreements to repurchase.

Securities of states and political subdivisions totaled $63,234 at December 31, 1997, and decreased $950 or 1.5% from the previous year. This follows an increase of $16,557 or 34.8% from December 31, 1995 to December 31, 1996. Horizon's investments in municipal securities are primarily limited to publicly issued securities of municipalities with a rating of A1 or better and unrated general obligation securities of municipalities in the market area.

                                                                                               TABLE 9
                                                                                         SECURITIES PORTFOLIO
                                                                  ------------------------------------------------------------------
                                                                       1997         1996         1995         1994         1993
                                                                  ------------------------------------------------------------------
U.S. Treasury and federal agencies-AFS                               $132,552      $154,839     $139,090     $ 73,407     $     --
U.S. Treasury and federal agencies-HTM                                     --            --       31,057       91,686      195,486
States and political subdivisions-AFS                                  21,680        21,443       11,481           --           --
States and political subdivisions-HTM                                  41,554        42,741       36,146       45,775       46,951
Other securities-AFS                                                    9,960        14,494       19,367        4,248           --
Other securities-HTM                                                       --             -          100        1,580        7,287
Mortgage-backed securities-AFS                                          9,672        15,147       18,961       20,508           --
Mortgage-backed securities-HTM                                             --            --           --           62       20,285
                                                                  ------------------------------------------------------------------
                                                          Total      $215,418      $248,664     $256,202     $237,266     $270,009
                                                                  ==================================================================

Horizon's mortgage-backed securities are subject to prepayment risk and market risk since the mortgages related to these securities can prepay at any time without penalties. This risk occurs when interest rates decline, causing the securities to lose value since the term and the income stream of the securities have shortened due to prepayments. Mortgage-backed securities totaled $9,672 at December 31, 1997, a decrease of $5,475 or 36.1% from the December 31, 1996 total of $15,147. The decrease was from principal payments received during the year. All mortgage-backed securities are currently rated as investment grade; however, changes in market rates could lead to a loss in market value despite the securities carrying a rating of investment grade. Horizon's portfolio contains no high-risk mortgage-backed securities such as interest-only or principal-only securities. No purchases of mortgage-backed securities were made during 1997 or 1996.

Other than investments in U.S. Treasury and federal agencies securities, no single investment comprises more than 10% of the portfolio. Horizon's investment portfolio contains no high-risk securities or securities that could be expected to change in market value more than traditional debt securities.

At December 31, 1997, 80.7% of Horizon's securities were available-for-sale and 19.3% were held-to-maturity. The unrealized gain on available-for-sale securities, net of deferred taxes, totaled $1,098 at December 31, 1997. At December 31, 1996, 82.8% of Horizon's securities were available-for-sale and 17.2% of its securities were held-to-maturity. The unrealized gain on available-for-sale securities, net of deferred taxes, totaled $645 at December 31, 1996.

                                                                              TABLE 10
                                                                 MATURITY OF INVESTMENT SECURITIES
                                  -------------------------------------------------------------------------------------------------
                                                         1-5                5-10             AFTER 10             TOTAL
                                    1 YEAR    AVG.      YEARS     AVG.     YEARS     AVG.     YEARS    AVG.    CARRYING    AVG.
                                    AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT    YIELD   AMOUNT    YIELD     VALUE     YIELD
                                  -------------------------------------------------------------------------------------------------
U.S. Treasury-AFS                   $21,483    6.20%    $32,376    6.33%   $    --      --%   $    --     --%   $ 53,859    6.28%
Federal agencies-AFS                 12,238    5.81      28,193    6.53     38,262    7.20         --     --      78,693    6.74
States and political
   subdivisions-AFS                     214    7.73       7,989    8.19      8,314    7.54      5,163   8.31      21,680    7.96
States and political
   subdivisions-HTM                     612    8.74      13,332    7.62     21,485    7.61      6,125   8.18      41,554    7.71
Other securities-AFS                     --      --       5,727    7.40      2,082    7.10      2,151   6.32       9,960    7.09
Mortgage-backed securities-AFS          318    8.11       2,306    7.11      1,300    6.21      5,748   5.94       9,672    6.33
                                  -------------------------------------------------------------------------------------------------
    Total investment securities     $34,865    6.14%    $89,923    6.38%   $71,443    7.14%   $19,187   6.56%   $215,418    6.61%
                                  =================================================================================================

DEPOSITS

Horizon offers a diverse range of products to its customers, including interest bearing and noninterest bearing demand accounts, savings accounts, and certificates of deposit. Horizon does not actively compete solely on the basis of market interest rates.

Total deposits increased $43,311 or 5.4% when compared with the December 31, 1996 total of $797,996. The acquisition of Beckley Federal in the third quarter of 1997 added $31,824 to total deposits. During 1996, total deposits decreased $7,585 or 1.0%, partially due to the sale of a branch by one of Horizon's subsidiary banks on October 31, 1996. Deposits involved in this transaction totaled $4,818.

Noninterest bearing deposits totaled $113,415 at December 31, 1997, a decrease of $6,416 or 5.4% from December 31, 1996. This follows an increase of $3,303 from December 31, 1995 to December 31, 1996. The shift from noninterest bearing deposits to interest bearing is due to the intense competition for deposits by bank and nonbank companies as well as customers being more conscious of other interest bearing options. Horizon's community banking philosophy and resulting personalized customer service will aid in maintaining its deposit base.

Certificates of deposit in denominations of $100 or more are included in interest bearing deposits and totaled $77,444 at December 31, 1997. This is an increase of $12,271 or 18.8% from the December 31, 1996 total of $65,173. Maturities of certificates of deposit of $100,000 or more are shown in Table 11. The growth in large denomination certificates of deposit is attributed to slightly higher rates offered on the certificates of deposit during 1997 compared to the rate paid in 1996. Large denomination certificates of deposit comprise 9.2% of total deposits at December 31, 1997, compared to 8.2% at December 31, 1996. Established customers maintain most of the large certificates of deposit and Horizon manages these relationships to maintain its deposit base.

                                                                                                TABLE 11
                                                                                     MATURITIES OF CERTIFICATES OF
                                                                                      DEPOSIT OF $100,000 OR MORE
                                                                      -------------------------------------------------------------
                                                                                           AS OF DECEMBER 31
                                                                          1997        1996        1995        1994        1993
                                                                      -------------------------------------------------------------
Three months or less                                                     $25,750     $23,211     $22,868     $17,610     $16,001
Over three months through six months                                      15,881      11,885      12,652      11,692       8,519
Over six months through twelve months                                     20,731      20,459      12,842       9,533      10,230
Over twelve months                                                        15,082       9,618      11,481       7,398       4,046
                                                                      -------------------------------------------------------------
                                                              Total      $77,444     $65,173     $59,843     $46,233     $38,796
                                                                      =============================================================

BORROWED FUNDS

Short-term borrowings consist of securities sold under agreements to repurchase and federal funds purchased. Repurchase agreements are used primarily for customer accommodation and federal funds purchased are used to meet daily liquidity needs. At December 31, 1997, short-term borrowings totaled $42,642 and were comprised of $42,142 in securities sold under agreements to repurchase and $500 in federal funds purchased. This total is compared to $20,464 in securities sold under agreements to repurchase and $8,690 in federal funds purchased at December 31, 1996. The average daily balance of short-term borrowings in 1997 was $32,039 at a weighted average rate of 4.4%. In 1996, the average daily balance of short-term borrowings was $21,721 and $19,935 in 1995.

Refer to Note 8 in Notes to Consolidated Financial Statements for additional information on short-term borrowings.

SHAREHOLDERS' EQUITY

Shareholders' equity increased $4,611 or 4.2% at December 31, 1997, from $109,411 at December 31, 1996. The increase was due to the retention of earnings of $6,892 (net of dividends paid), an increase in unrealized gain on available-for-sale securities of $453, and the purchase of $2,763 in treasury shares. A frequent measure of capital adequacy is the primary capital ratio, which was 11.6% at December 31, 1996 and 11.1% at December 31, 1997. Horizon's strong capital position enables Horizon to continually pursue acquisitions and other growth opportunities.

Regulatory agencies have adopted guidelines relating to capital for bank holding companies. These guidelines require the maintenance of an amount of capital based upon risk-adjusted assets. Assets with potentially higher risk are required to have more capital than assets with lower risk. Additionally, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments and securities lending. It is anticipated that the regulatory agencies will begin considering interest rate risk in assessing capital adequacy in future reporting periods.

The regulatory capital standards classify capital into two tiers, referred to as Tier I and Total Capital. Tier I Capital consists of common shareholders' equity less intangibles and unrealized gain on available-for-sale securities (plus unrealized loss on available-for-sale securities). Total Capital consists of Tier I Capital plus the allowance for loan losses limited to 1.25% of risk-weighted assets. In determining risk-based capital requirements, assets are assigned risk weights of 0% to 100%, which are determined by the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The minimum standard for Total Capital, Tier I Capital, and Average Ratio is 8%, 4%, and 4%, respectively.

Horizon's risk-weighted capital ratios significantly exceed the regulatory minimums and the regulatory standards to be classified as "well capitalized." Well-capitalized institutions receive the most favorable deposit insurance premiums. Refer to Note 13 in Notes to Consolidated Financial Statements for more discussion of regulatory matters.

In 1997, dividends paid to shareholders totaled $0.75 per share compared to the $0.62 paid in 1996. The portion of earnings returned to shareholders in the form of dividends was 50.3% in 1997 and 51.7% in 1996. Subsidiary banks are expected to have adequate earnings in future years to fund payment of shareholders' dividends and internal growth.

ASSET QUALITY

Reported in Table 12 is a five-year comparison of nonperforming assets, which includes loans not accruing interest, past due loans over 90 days, foreclosed properties in the process of liquidation and other loans, the terms of which have been restructured to enable the borrower to repay. Nonperforming assets were $7,950 or 0.8% of total assets at year-end 1997. While levels of nonperforming assets are susceptible to fluctuations in the economy, Horizon works to keep its level of nonperforming assets at the relatively low level as demonstrated in Table 12.

Loans ninety days past due and accruing interest were 0.45% of total loans at year-end 1997 compared to 0.59% and 0.52% at year-end 1996 and 1995.

Nonaccrual loans are non earning assets reported in accordance with regulatory standards or generally accepted accounting principles. They are loans for which, in the opinion of management, the full collection of principal and interest is unlikely. Generally, loans, including those in the consumer category, are placed on nonaccural status when repossession, foreclosure or bankruptcy proceedings are initiated, financial distress on the part of the borrower becomes known, or when payments are delinquent over 90 days. If collateral appears sufficient to prevent loss and insure full collection, an exception to the policy may be made. Loans may be placed on nonaccrual status prior to becoming ninety days past due if it is anticipated that interest or any part of principal may not be collected. For real estate loans, the asset is transferred to "Other Real Estate Owned" (OREO) upon foreclosure and carried at the lower of the outstanding balance or the fair market value of the property based upon current appraisals and other current market trends less estimated selling expenses.

                           ALLOWANCE FOR LOAN LOSSES/
                              NONPERFORMING LOANS

                              ALLOWANCES FOR       NONPERFORMING
                               LOAN LOSSES             LOANS
                               -----------             -----
                  1993            $ 7.3                $ 9.6
                  1994            $ 8.2                $ 5.9
                  1995            $ 8.5                $ 7.8
                  1996            $ 9.6                $ 7.2
                  1997            $10.5                $ 7.3



The amount of loans not accruing interest increased $577 or 16.6% at December 31, 1997, from the level reported in 1996. At December 31, 1997, these loans constituted 0.6% of total loans compared to 0.6% and 0.7% at December 31, 1996 and 1995, respectively. The fluctuations from 1995 to 1996 were due primarily to a few commercial borrowers moving to nonaccrual status in 1995. These loans migrated to charge-offs in 1996.

Other real estate owned totaled $616 at December 31, 1997, a increase of $182 or 41.9% from $434 at December 31, 1996. This follows a decline of $124 or 22.2% from 1995 to 1996. Management anticipates no significant difficulty in disposing of other real estate and believes that no significant losses are inherent in this nonearning asset category. If a material decline is noted in the value of tracts of other real estate, write-downs will occur upon receipt of appraisals or other information, which indicates deterioration in the fair value.

                                                                                                   TABLE 12
                                                                                           ANALYSIS OF ASSET QUALITY
                                                                           ---------------------------------------------------------
                                                                              1997       1996       1995        1994        1993
                                                                           ---------------------------------------------------------
Nonaccruing loans                                                             $4,043     $3,466     $4,556     $3,473      $ 8,397
Loans ninety days past due and accruing interest                               3,291      3,728      3,243      2,403        1,219
                                                                           ---------------------------------------------------------
                                               Total nonperforming loans       7,334      7,194      7,799      5,876        9,616
Other real estate owned                                                          616        434        558      1,023        1,050
Insubstance foreclosures                                                          --         --         --         88           --
                                                                           ---------------------------------------------------------
                                              Total nonperforming assets      $7,950     $7,628     $8,357     $6,987      $10,666
                                                                           =========================================================

Nonperforming loans to total loans                                              1.01%      1.13%      1.26%      1.01%        1.81%
Nonperforming assets to total assets                                            0.78%      0.81%      0.89%      0.79%        1.23%
Allowance for loan losses to nonperforming loans                              143.40%    133.54%    109.27%    138.75%       75.93%



ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained by management at a level believed adequate to absorb losses in the loan portfolio. Management reviews the adequacy of the allowance in a systematic manner on a periodic basis. Factors used when determining the adequacy of the allowance for loan losses include the trend in loan growth, general economic conditions, previous loan loss experience and the collectibility of higher risk loans. The evaluation of the adequacy of the allowance for loan losses is inherently subjective and requires management to make assumptions including the amount and timing of future cash flows and collateral values that affect the determination of the allowance. Actual results could differ from those estimates.

Horizon maintains an internal loan review system to determine the adequacy of the allowance for loan losses. Credits classified as higher risk due to dollar amount or specified qualitative characteristics are reviewed on a periodic basis to determine potential loss exposure. Reserves resulting from this analysis, supplemented by historical charge-off analysis for loans not specifically evaluated are considered allocated reserves and are supplemented by an unallocated amount. This unallocated amount is determined by analyzing potential exposure in the loan portfolio and other trends and factors including, but not limited to, economic conditions and market trends. Management considers the allowance for loan losses adequate to absorb possible losses from loans.

At December 31, 1997, the allowance for loan losses was $10,517 or 1.44% of total year-end loans compared to 1.52% at December 31, 1996 and 1.37% at December 31, 1995. These fluctuations result from changes in the underlying quantitative and qualitative factors considered by management in evaluating the adequacy of the allowance. A summary of the allowance for loan losses allocated by type of loan and a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type and the annual provision for loan losses over the past five years are included in Tables 13 and 14.

The allocation in Table 13 is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

                                                                            TABLE 13
                                                                ALLOCATION OF THE ALLOWANCE FOR
                                                                    LOAN LOSSES BY LOAN TYPE
                            --------------------------------------------------------------------------------------------------------
                                                                          DECEMBER 31
                            --------------------------------------------------------------------------------------------------------
                                    1997                 1996                 1995                1994                 1993
                            --------------------------------------------------------------------------------------------------------
                                        PERCENT              PERCENT              PERCENT             PERCENT              PERCENT
                                           OF                   OF                  OF                   OF                   OF
                                         TOTAL                TOTAL                TOTAL               TOTAL                TOTAL
                              AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT     LOANS     AMOUNT     LOANS
                            --------------------------------------------------------------------------------------------------------
Commercial                    $ 4,732      33%      $4,318      35%      $3,600      33%     $2,960      30%      $3,353      31%
Real estate - construction         97       1%         200       1%         328       1%        507       1%         498       2%
Real estate - residential         912      35%       1,337      36%       1,350      36%      1,337      39%       1,296      38%
Consumer loans                  3,373      31%       3,145      28%       2,639      30%      2,651      30%       1,784      29%
Unallocated                     1,403      --          607      --          605      --         698      --          370      --
                            --------------------------------------------------------------------------------------------------------
                    Total     $10,517     100%      $9,607     100%      $8,522     100%     $8,153     100%      $7,301     100%
                            ========================================================================================================

The provision for loan losses in 1997 was $2,402, down from the $3,334 provision in 1996 and the $2,505 provision in 1995. During the fourth quarter of 1997 Horizon increased its provision for loan losses by approximately $500 for potential exposure on indirect loans made by two of its subsidiary banks. The banks are in the process of obtaining additional collateral and no additional provision is anticipated for these credits. Management feels the provision is adequate to maintain the allowance at the current level which is supported by Horizon's internal monitoring system.

                           PROVISION FOR LOAN LOSSES/
                                NET CHARGE-OFFS

                               PROVISION FOR
                                LOAN LOSSES       NET CHARGE-OFFS
                                -----------       ---------------
                  1993             $2.3                $1.4
                  1994             $2.3                $1.4
                  1995             $2.5                $2.1
                  1996             $3.3                $2.3
                  1997             $2.4                $1.8


Net charge-offs in 1997 decreased $444 or 19.7% from 1996. This increase follows an increase of $113 or 5.3% in 1996 from 1995 net charge-offs. Net charge-offs as a percentage of average total loans decreased to 0.3% in 1997 as compared to 0.4% in 1996 and 1995. Although the dollar amount of net charge-offs has remained reasonably low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans. These factors were considered in determining the adequacy of the allowance for loan losses which, at December 31, 1997, was sufficient to absorb nearly 5.8 times the amount of net charge-offs experienced during 1997.

Management is not aware of any loans in which possible credit problems of the borrowers cause doubt as to repayment ability. In addition, management is not aware of any potential problem loans that have not been considered in the determination of the adequacy of the allowance for loan losses.

                                                                                               TABLE 14
                                                                                      ALLOWANCE FOR LOAN LOSSES
                                                                  -----------------------------------------------------------------
                                                                       1997         1996         1995         1994         1993
                                                                  -----------------------------------------------------------------
Balance at beginning of year                                          $9,607        $8,522       $8,153       $7,301       $6,410
  Allowance of acquired institution                                      309            --           --           --           --
Provision for loan losses                                              2,402         3,334        2,505        2,264        2,337
Loans charged-off:
   Commercial                                                            707         1,432        1,039          579        1,158
   Real estate                                                           122            61           89          191          461
   Revolving credit                                                       15           414          214          188           41
   Other consumer                                                      3,009         1,729        1,447        1,122          942
                                                                  -----------------------------------------------------------------
                                                          Total        3,853         3,636        2,789        2,080        2,602

Recoveries:
   Commercial                                                          1,213           775          101          199          706
   Real estate                                                            63            25           22           38          102
   Revolving credit                                                        8            59           42           23            8
   Other consumer                                                        768           528          488          408          340
                                                                  -----------------------------------------------------------------
                                                          Total        2,052         1,387          653          668        1,156
                                                                  -----------------------------------------------------------------
Net charge-offs                                                        1,801         2,249        2,136        1,412        1,446
                                                                  -----------------------------------------------------------------
                                            Balance at year end      $10,517        $9,607       $8,522       $8,153       $7,301
                                                                  =================================================================

Percentage of net charge-offs to average loans                          0.27%         0.36%        0.36%        0.26%        0.28%
Percentage of allowance for loan losses to total loans                  1.44%         1.52%        1.37%        1.40%        1.37%
Earnings coverage of net charge-offs                                    7.66X         4.96X        5.38X        7.17X        6.57X

LIQUIDITY AND INTEREST RATE SENSITIVITY

The primary objective of asset/liability management is to maintain sufficient liquidity to meet funding requirements of customers and achieve stability in net interest income through various market rate and economic cycles. A major contributor to accomplishment of this goal is maintaining a stable base of core deposits and other interest bearing funds. Other factors, which help to maintain liquidity, include an adequate amount of readily marketable assets and a diversified customer base in the market area. Adequate earnings and capital also enhance liquidity.

Horizon's interest rate risk management process identifies areas of interest rate risk in various interest rate scenarios. Management then utilizes the information to assess the earnings potential in various interest rate environments, make timely pricing decisions, and provide cost effective oversight.

Rate sensitive assets and liabilities are those which can be repriced to prevailing market rates within a short time, generally one year. Management places emphasis on monitoring the rate sensitivity of earning assets and interest bearing liabilities within the one-year time period. Table 15 illustrates the rate sensitivity position of Horizon within the one-year time period at December 31, 1997. Readers are reminded that this is a static analysis of the position at a particular point in time. Actual results may vary from the position detailed in Table 15. While Table 15 depicts repricing opportunities, Table 16 portrays expected maturities.

Marketable and maturing securities have historically been a primary source of funds to meet customers' liquidity needs. At December 31, 1997, approximately 16% of the securities portfolio matures or reprices within one year. At December 31, 1997, all of the securities held were rated as investment quality and 80.5% of the portfolio was classified as available-for-sale and could be sold to satisfy liquidity requirements, if needed. Subsidiary banks also invest excess funds into overnight instruments known as federal funds sold with correspondent banks and these averaged $8,130 during 1997.

Two subsidiary banks of Horizon are members of the Federal Home Loan Bank of Pittsburgh and formal lines of credit have been established for borrowing up to $131,000, if the need arises. Refer to Note 8 of the Consolidated Financial Statements for additional information on the relationship with the Federal Home Loan Bank of Pittsburgh.

Table 16 shows that Horizon has a large amount of interest bearing deposits that reprice within one year, primarily savings deposits, money market deposits, and interest bearing demand deposits. Many of these deposit accounts are considered stable and have traditionally not been subject to fluctuations in market rates offered.

Another area of consideration in the rate sensitivity area is the fact that at December 31, 1997, $9,672 in mortgage-backed securities was held in the portfolio. Mortgage-backed securities have maturity and cash flow tendencies that vary with the level of market interest rates. Earning assets of this nature show amounts in time categories greater than one year; however, part of these balances may be subject to repricing within one year because refinancing activity may impact the actual cash flows from these instruments.

Horizon's cash and cash equivalents, defined as cash and due from banks and federal funds sold, is a product of its operating, investing, and financing activities. Cash provided by operating activities increased by 28.7% in 1997 after decreasing by 14.3% in 1996. These increases and decreases are due primarily to changes in other assets and liabilities. In 1997, net cash was provided by financing activities due to the increase in deposits, long and short-term borrowings. In 1996, net cash was used in financing activities due to the slight decrease in deposits. In 1995, net cash was provided by financing activities due to significant increases in deposits and the sale of a branch.

Management of liquidity involves meeting the potential funding needs of loan and deposit customers and any unexpected cash requirements. Interest rate sensitivity management seeks to maintain or increase net interest income while reducing exposure to movements in interest rates. Horizon's Asset/Liability Committee formulates liquidity strategies and seeks to maintain a proper mix of interest sensitive assets and liabilities while achieving an interest margin that is consistent with the risk involved.

Horizon's goal is to minimize volatility in net interest income. As detailed in Table 15, the one-year cumulative interest sensitivity gap is (60.99)% at December 31, 1997. The liability sensitive gap is a result of assuming that interest bearing demand deposits, money market deposits, and savings deposits will reprice in the one-to-three month sensitivity timeframe. These deposits total $311,395, however, a majority is considered stable and not subject to movement due to rate fluctuations.

Monthly reports are prepared for the net interest margin, maturities of assets and liabilities and projected earnings. A primary function of the Asset/Liability Committee is to review the various reports and to coordinate interest rates and asset/liability maturities at the subsidiary banks. Hedging is not used; interest rates are set at terms to favorably impact the income projection and may not necessarily correspond to prevailing market rates.

Management is not aware of any trends, events, or uncertainties, either favorable or unfavorable, which are likely to affect Horizon's liquidity. Currently, there are no recommendations from regulators concerning liquidity or rate sensitivity that, if implemented, would have a material effect on Horizon.

                                                                                               TABLE 15
                                                                                     INTEREST SENSITIVITY ANALYSIS
                                                                  ------------------------------------------------------------------
                                                                                           DECEMBER 31, 1997
                                                                  ------------------------------------------------------------------
                                                                       1-3           3-6        OVER 6        TOTAL        OVER
                                                                      MONTHS       MONTHS       MONTHS      ONE YEAR     ONE YEAR
                                                                  ------------------------------------------------------------------
Assets                                                              $ 211,879     $  44,377    $  87,868    $ 344,124     $613,566
Liabilities                                                         $ 457,886     $  94,469    $ 102,896    $ 655,251     $122,385
Cumulative Gap                                                      $(246,007)    $(296,099)   $(311,127)   $(311,127)    $491,181
Ratio of interest sensitive assets to interest sensitive
   liabilities                                                          46.27%        46.98%       85.39%       52.52%
Ratio of one year cumulative gap to total assets on
   December 31, 1997                                                   (60.99)%


The following table provides information about Horizon's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted average interest rates by contractual maturities as well as Horizon's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted average interest rates based on Horizon's historical experience, management's judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Horizon does not consider these financial instruments materially sensitive to interest rate fluctuations and historically the balances have remained fairly constant over various economic conditions. The weighted average interest rates for the various assets and liabilities presented are actual as of December 31, 1997.

                       TABLE 16 - MARKET RISK DISCLOSURES
                          PRINCIPAL AMOUNT MATURING IN:

                                                                                                                        ESTIMATED
                                                                                                                        FAIR VALUE
                                                                                                                       DECEMBER 31,
(Dollars in thousands)                   1998         1999        2000        2001        2002   THEREAFTER    TOTAL       1997
                                     ----------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Fixed interest rate loans             51,540       56,994       56,361      58,008      63,281      73,270    359,454      361,130
 Average interest rate                  9.27%        9.39%        9.98%       9.73%       9.54%       8.90%
Variable interest rate loans         158,178        8,372        9,611       7,437       8,768     176,419    368,785      370,598
  Average interest rate                 9.48%        6.78%        8.19%       7.56%       7.63%       6.98%
Fixed interest rate securities        30,091       34,435       19,101      13,870      19,175      86,148    202,820      206,078
  Average interest rate                 6.02%        6.35%        6.47%       5.83%       5.76%       6.08%
Variable interest rate securities      4,463           --           --          --         100       6,176     10,739       10,557
  Average interest rate                 4.79%          --           --          --        7.87%       6.85%
Other interest-bearing assets         14,035           --           --          --          --          --     14,035       14,035
  Average interest rate                 5.28%          --           --          --          --          --

RATE SENSITIVE LIABILITIES:
Non interest-bearing deposits        113,415           --           --          --          --          --    113,415      113,415
  Average interest rate                 0.00%          --           --          --          --          --
Savings & interest-bearing checking  301,630           --           --          --          --          --    301,630      301,630
  Average interest rate                 2.97%          --           --          --          --          --
Time-deposits                        292,674       63,677       17,118       3,038      49,640         115    426,262      431,813
  Average interest rate                 5.42%        5.88%        5.76%       5.99%       5.36%       3.14%
Fixed interest rate borrowings            16           16           18          20          20          12        102          102
  Average interest rate                 6.00%        6.00%        6.00%       6.00%       6.00%       6.00%
Variable interest rate borrowings     46,442          800          800         800         800          --     49,642       49,642
  Average interest rate                 4.91%        6.85%        6.85%       6.85%       6.85%         --

EFFECTS OF INFLATION

Because Horizon's assets are, for the most part, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects operating expenses, such as employee salaries and benefits, occupancy and equipment charges, and other overhead expenses. Horizon attempts to adjust its charges for services to compensate for increasing costs. As a result, interest rates have a more significant impact on the Company's performance than the effect of inflation.

MARKET AND DIVIDEND INFORMATION

During 1994, Horizon's stock became listed on the National Association of Securities Dealers Automated Quotation (NASDAQ) System under the symbol HZWV. Table 17 summarizes the range of prices of common stock and dividends declared for each quarter of 1997 and 1996.

                                                              TABLE 17
                  --------------------------------------------------------------------------------------------------
                         QUARTER                 STOCK PRICE RANGE              DIVIDEND DECLARED PER SHARE
                  --------------------------------------------------------------------------------------------------
                    4th Quarter 1997                 $27.00-33.25                            $0.24
                    3rd Quarter 1997                 $25.25-34.50                            $0.17
                    2nd Quarter 1997                 $23.52-26.75                            $0.17
                    1st Quarter 1997                 $19.25-24.50                            $0.17

                    4th Quarter 1996                 $19.25-20.75                            $0.17
                    3rd Quarter 1996                 $19.25-21.25                            $0.15
                    2nd Quarter 1996                 $19.00-22.00                            $0.15
                    1st Quarter 1996                 $19.50-22.13                            $0.15

Owners of Horizon common stock receive dividends from available funds when declared by the Board of Directors of Horizon. The Board of Directors intends to continue the policy of paying quarterly cash dividends. Future dividends will depend upon earnings of Horizon and its subsidiaries, their financial condition and other factors, which include government regulation and policies. Refer to
Note 13 in the consolidated financial statements for restrictions on subsidiary dividends, the primary source of funds for dividends paid by Horizon to its shareholders.

During 1996, Horizon instituted a dividend reinvestment plan for its shareholders. Existing shareholders may elect to have all or a portion of their quarterly dividends reinvested in Horizon stock at the current market price. Costs of the dividend reinvestment plan are borne by Horizon.

At March 5, 1998, there were 2,585 holders of record of Horizon common stock.

FORWARD LOOKING INFORMATION

The statements in this 1997 Annual Report, which are not historical fact, are forward-looking statements that involve risks and uncertainties, including but not limited to, the interest rate environment, the effects of federal and state banking laws and regulations, the effect of federal, state, and local tax laws and regulations, the impact of competition on products and pricing, and other risks detailed in Horizon's filings with the Securities and Exchange Commission. There is no assurance that actual results in the future will not differ significantly from expectations.